Registration No. 333-_________

As filed with the Securities and Exchange Commission on April 17, 2014
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDERTHE SECURITIES ACT OF 1933

Meetinghouse Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	45-4640630
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2250 Dorchester Avenue
Dorchester, Massachusetts 02124
(Address of Principal Executive Offices)

Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan
(Full Title of the Plan)Copies to:

Mr. Anthony A. Paciulli	Victor L. Cangelosi, Esquire
President and	Thomas P. Hutton, Esquire
Chief Executive Officer	Luse Gorman Pomerenk & Schick, P.C.
Meetinghouse Bancorp, Inc.	5335 Wisconsin Ave., N.W., Suite 780
2250 Dorchester Avenue	Washington, DC 20015-2035
Dorchester, Massachusetts 02124	(202) 274-2000
(617) 298-2250
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ X ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	92,575(2)	$12(4)	$1,110,900	$144
Stock Options	66,125(3)	____	____	N/A (5)
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Meetinghouse Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the number of shares of common stock reserved for issuance under the Equity Plan for any future grants of restricted stock and as a result of the exercise of granted stock options.
(3)	Represents the number of stock options available to be granted under the Equity Plan.
(4)	Determined pursuant to 17 C.F.R. Section 230.457(c) of the Securities Act.
(5)	Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act, no registration fee is required to be paid.

PART I.

Items 1 and 2.  Plan Information, and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the Equity Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)           The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (File No. 000-54779), filed with the Commission on December 30, 2013 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

c)           The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on August 8, 2012 (File No. 000-54779).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Article Ninth of the Articles of Incorporation of the Company set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such.  References to the “Corporation” in the Articles of Incorporation mean the Company, Meetinghouse Bancorp, Inc.

        NINTH:    The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4.1	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation	Attached as Exhibit 5

10.1	Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan	**

10.2	Form of Incentive Stock Option Award Agreement for the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan	Attached as Exhibit 10.2

10.3	Form of Non-Statutory Stock Option Award Agreement for the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan	Attached as Exhibit 10.3

10.4	Form of Restricted Stock Award Agreement for the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan	Attached as Exhibit 10.4

23.1	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page
_________________________
*
Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-180026) filed by the Company under the Securities Act, with the Commission on March 9, 2012, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Meetinghouse Bancorp, Inc. (File No. 000-54779), filed by Meetinghouse Bancorp, Inc. under the Exchange Act on January 6, 2014.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dorchester, Commonwealth of Massachusetts, on this 15th day of April, 2014.

MEETINGHOUSE BANCORP, INC.
By:	/s/ Anthony A. Paciulli
Anthony A. Paciulli
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Meetinghouse Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Anthony A. Paciulli, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Anthony A. Paciulli may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the exercise of stock options and the award of restricted stock under the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Anthony A. Paciulli shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Anthony A. Paciulli	President and	April 15, 2014
Anthony A. Paciulli	Chief Executive Officer
(Principal Executive Officer)

/s/ Wayne Gove	Senior Vice President and Chief Financial Officer	April 15, 2014
Wayne Gove	(Principal Financial and Accounting Officer)

/s/ John C. Driscoll	Director	April 15, 2014
John C. Driscoll

/s/ William J. Fitzgerald	Director	April 15, 2014
William J. Fitzgerald

Signatures	Title	Date

/s/ Daniel T. Flatley	Director	April 15, 2014
Daniel T. Flatley

/s/ Barry T. Hannon	Director	April 15, 2014
Barry T. Hannon

/s/ Paul G. Hughes	Director	April 15, 2014
Paul G. Hughes

/s/ Richard W. Shea	Director	April 15, 2014
Richard W. Shea

EXHIBIT INDEX

Exhibit Number	Description

4.1
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-180026), filed by the Company under the Securities Act with the Commission on March 9, 2012, and all amendments or reports filed for the purpose of updating such description).

5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation

10.1
Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Meetinghouse Bancorp, Inc. (File No. 000-54779), filed by Meetinghouse Bancorp, Inc. under the Exchange Act on January 6, 2014).

10.2	Form of Incentive Stock Option Award Agreement for the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan.

10.3	Form of Non-Statutory Stock Option Award Agreement for the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan.

10.4	Form of Restricted Stock Award Agreement for the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan.

23.1	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation (contained in the opinion included as Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (contained in the signature page to this Registration Statement).

Exhibit 5

OPINION OF LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

April 17, 2014

Board of Directors
Meetinghouse Bancorp, Inc.
2250 Dorchester Avenue
Dorchester, Massachusetts 02124

Re:	Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan
Registration Statement on Form S-8

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the issuance of Meetinghouse Bancorp, Inc. (the “Company”) common stock, par value $.01 per share (the “Common Stock”), pursuant to the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan (the “Equity Plan”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

Based on the foregoing, we are of the following opinion:

Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted and the award of restricted stock pursuant to the Equity Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick A Professional Corporation
LUSE GORMAN POMERENK & SCHICK
A Professional Corporation

Exhibit 10.2

FORM OF INCENTIVE STOCK OPTION AWARD AGREEMENT

FORM OF
INCENTIVE STOCK OPTION AWARD AGREEMENT
FOR THE MEETINGHOUSE BANCORP, INC. 2014 EQUITY INCENTIVE PLAN

This Award Agreement is provided to [name] (the “Participant”) by Meetinghouse Bancorp, Inc. (the “Company”) as of [date] (the “Grant Date”), the date on which the Compensation Committee of the Board of Directors of the Company (the “Committee”) granted to the Participant the right and option to purchase Shares pursuant to the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), subject to the terms and conditions of the 2014 Plan and this Award Agreement:

1.	Option Grant:
You have been granted an Incentive Stock Option (referred to in this Award Agreement as your “Option”).  Your Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Number of SharesNumber of Shares Subject to Your Option:	[number] shares of common stock of the Company (“Shares”), subject to adjustment as may be necessary pursuant to Article 10 of the 2014 Plan.
3.	Grant Date:	[date]
4.	Exercise Price:	You may purchase Shares covered by your Option at a price of [amount] per share.

Unless sooner vested in accordance with Section 2 of the Terms and Conditions (attached hereto) or otherwise in the discretion of the Committee, the Options shall vest (become exercisable) in accordance with the following schedule:

Continuous Status as a Participant After Grant Date	Percentage of Option Vested	Shares Becoming Available for Exercise	Vesting Date

Less than ___ year	___%	_____	_____
___ year	___%	_____	_____
___ years	___%	_____	_____
___ years	___%	_____	_____
___ years	___%	_____	_____
___ years	___%	_____	_____

 IN WITNESS WHEREOF, Meetinghouse Bancorp, Inc., acting by and through the Committee, has caused this Award Agreement to be executed as of the Grant Date set forth above.

MEETINGHOUSE BANCORP, INC.

By:
On behalf of the Committee
Accepted by Participant:

___________________________
[Name]
___________________________
Date

Exhibit 10.3

FORM OF NON-STATUTORY STOCK OPTION AWARD AGREEMENT

FORM OF
NON-STATUTORY STOCK OPTION AWARD AGREEMENT
FOR THE MEETINGHOUSE BANCORP, INC. 2014 EQUITY INCENTIVE PLAN

This Award Agreement is provided to [name] (the “Participant”) by Meetinghouse Bancorp, Inc. (the “Company”) as of [date] (the “Grant Date”), the date on which the Compensation Committee of the Board of Directors of the Company (the “Committee”) granted to the Participant the right and option to purchase Shares pursuant to the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), subject to the terms and conditions of the 2014 Plan and this Award Agreement:

1.	Option Grant:
You have been granted a Non-Statutory Stock Option (referred to in this Award Agreement as your “Option”).  Your Option is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Number of SharesNumber of Shares Subject to Your Option:	[number] shares of common stock of the Company (“Shares”), subject to adjustment as may be necessary pursuant to Article 10 of the 2014 Plan.
3.	Grant Date:	[date]
4.	Exercise Price:	You may purchase Shares covered by your Option at a price of [amount] per share.

Unless sooner vested in accordance with Section 2 of the Terms and Conditions (attached hereto) or otherwise in the discretion of the Committee, the Options shall vest (become exercisable) in accordance with the following schedule:

Continuous Status as a Participant After Grant Date	Percentage of Option Vested	Shares Becoming Available for Exercise	Vesting Date

Less than ___ year	___%	_____	_____
___ year	___%	_____	_____
___ years	___%	_____	_____
___ years	___%	_____	_____
___ years	___%	_____	_____
___ years	___%	_____	_____

 IN WITNESS WHEREOF, Meetinghouse Bancorp, Inc., acting by and through the Committee, has caused this Award Agreement to be executed as of the Grant Date set forth above.

MEETINGHOUSE BANCORP, INC.

By:
On behalf of the Committee
Accepted by Participant:

___________________________
[Name]
___________________________
Date

Exhibit 10.4

FORM OF RESTRICTED STOCK OPTION AWARD AGREEMENT

FORM OF
RESTRICTED STOCK AWARD AGREEMENT
FOR THE MEETINGHOUSE BANCORP, INC. 2014 EQUITY INCENTIVE PLAN

This Award Agreement is provided to [name] (the “Participant”) by Meetinghouse Bancorp, Inc. (the “Company”) as of [date] (the “Grant Date”), the date on which the Compensation Committee of the Board of Directors of the Company (the “Committee”) granted to the Participant a Restricted Stock Award pursuant to the Meetinghouse Bancorp, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), subject to the terms and conditions of the 2014 Plan and this Award Agreement:

1.	Restricted Stock Award:
The Restricted Stock Award is in the form of issued and outstanding Shares that are either registered in the name of the Participant and held by the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock, or registered in the name of, and delivered to, the Participant.  Notwithstanding the foregoing, the Company may, in its sole discretion, issue Restricted Stock in any other format (e.g., electronically) in order to facilitate the paperless transfer of the Award.
If certificated, the certificates evidencing the Restricted Stock Award bear a legend restricting the transferability of the Restricted Stock.  The Restricted Stock awarded to the Participant may not be sold, encumbered hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Award Agreement.

2.	Number of SharesNumber of Shares Subject to Your Award:	[number] shares of common stock of the Company (“Shares”), subject to adjustment as may be necessary pursuant to Article 10 of the 2014 Plan.
3.	Grant Date:	[date]
Unless sooner vested in accordance with Section 2 of the Terms and Conditions (attached hereto) or otherwise in the discretion of the Committee, the Restricted Stock shall vest in accordance with the following schedule:

Continuous Status as a Participant After Grant Date	Percentage of Option Vested	Shares Becoming Available for Exercise	Vesting Date

Less than ___ year	___%	_____	_____
___ year	___%	_____	_____
___ years	___%	_____	_____
___ years	___%	_____	_____
___ years	___%	_____	_____
___ years	___%	_____	_____

 IN WITNESS WHEREOF, Meetinghouse Bancorp, Inc., acting by and through the Committee, has caused this Award Agreement to be executed as of the Grant Date set forth above.

MEETINGHOUSE BANCORP, INC.

By:
Accepted by Participant:		On behalf of the Committee

___________________________
[Name]
___________________________
Date

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[SHATSWELL, MacLEOD & COMPANY, P.C. LOGO]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Meetinghouse Bancorp, Inc. of our report dated December 26, 2013 relating to the financial statements at and for the years ended September 30, 2013 and 2012 which appear in their Form 10-K.

/s/ SHATSWELL, MacLEOD & COMPANY, P.C.
     SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
April 17, 2014